Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Eagle Bulk Shipping Inc. for the registration of debt or equity securities and to the incorporation by reference therein of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of Eagle Bulk Shipping Inc., Eagle Bulk Shipping Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eagle Bulk Shipping Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 28, 2007